Exhibit 99.11

EL PASO PIPELINE PARTNERS, L.P.

Unaudited Pro Forma Condensed Combined Financial Statements

On May 2, 2014, El Paso Pipeline Partners, L.P. (the “Partnership”) acquired from Kinder Morgan, Inc. (“KMI”) and its subsidiaries, El Paso Holdco LLC (“El Paso”), El Paso CNG Company, L.L.C. (“EP CNG”) and El Paso Ruby Holding Company, L.L.C. (“EP Ruby”) (collectively, the “Contributors”), a 50% equity interest in Ruby Pipeline Holding Company, L.L.C. (“Ruby”), an indirect 50% equity interest in Gulf LNG Holdings Group, LLC. (“Gulf LNG”) through its acquisition of a 100% equity interest of Southern Gulf LNG Company, L.L.C. (“Southern Gulf”) and an indirect 47.5% equity interest in Young Gas Storage, Ltd. (“Young”) through its acquisition of a 100% equity interest in CIG Gas Storage Company LLC (“CIG Gas Storage”), in a transaction valued at approximately $2.0 billion (the “Drop-Down Transaction”). Collectively Southern Gulf, the 50% interest in Ruby and CIG Gas Storage are referred to as the “Acquired Entities”.

The aggregate consideration of $972 million paid to KMI in the Drop-Down Transaction consisted of approximately $875 million of cash (the “Cash Consideration”) and 3,059,924 newly issued common units (the “Unit Consideration”) representing limited partner interests in the Partnership (“Common Units”). The Cash Consideration was funded with the proceeds of the Partnership’s public offerings of Common Units and debt securities and cash on hand. The transaction value reflected above includes approximately $1 billion of debt as of April 30, 2014, representing 50% of total debt of Ruby and Gulf LNG as of such date.

Concurrent with the issuance of the Common Units in connection with the Unit Consideration, El Paso Pipeline GP Company, L.L.C., the general partner of the Partnership (the “General Partner”), an indirect subsidiary of KMI, contributed to the Partnership approximately $2 million in order to maintain its 2% general partner interest in the Partnership. The proceeds of this contribution to the Partnership by the General Partner were used by the Partnership to partially fund the Cash Consideration. The issuance of Common Units pursuant to the Contribution Agreement as partial consideration for the Drop-Down Transaction was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) of the Securities Act.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 and unaudited pro forma combined consolidated statements of income for the quarter ended March 31, 2014 and for the year ended December 31, 2013, reflect the Partnership’s and the Acquired Entities’ historical consolidated financial statements, adjusted for the pro forma effects of the Drop-Down Transaction and related financing transactions in all periods presented. The pro forma adjustments have been prepared as if the Drop-Down Transaction had occurred on March 31, 2014 for the unaudited pro forma condensed combined balance sheet and on January 1, 2013 for the unaudited pro forma condensed combined statements of income. Because the Drop-Down Transaction was by and among entities under common control, the unaudited pro forma condensed combined balance sheet is based on KMI’s historical carrying value of the Acquired Entities, and the $871 million of carrying value in excess of aggregate consideration paid was presented as a pro forma adjustment to Partners’ capital.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the related notes and the historical audited consolidated financial statements filed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, (ii) the Partnership’s unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, (iii) the audited financial statements and related notes of the Acquired Entities for the year ended December 31, 2013 filed herewith, and (iv) the unaudited financial statements and related notes of the Acquired Entities for the three months ended March 31, 2014 and 2013 filed herewith.

The pro forma adjustments are based upon currently available information and include certain estimates and assumptions. We believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions contemplated and the pro forma adjustments are factually supportable. We have reflected those items expected to have a continuing impact on the Partnership. We believe that the assumptions give the appropriate effect to the expected impact of the events that are directly attributable to the Drop-Down Transaction. Actual effects of these transactions will differ from the pro forma adjustments.

El Paso Pipeline Partners, L.P.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2014
(In Millions)

	Historical
		Acquired Entities			Pro Forma
	Partnership	Southern Gulf	50% Interest in Ruby	CIG Gas Storage	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$81	$—	$—	$—	$—		$81
Other	216				—		216
Total current assets	297	—			—		297
Property, plant and equipment, net	5,854						5,854
Other assets
Investments in unconsolidated affiliates	91	574	1,152	15	—		1,832
Other	224				3	(a)	227
Total Assets	$6,466	$574	$1,152	$15	$3		$8,210

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$273	$2	$—	$—	$(2)	(b)	$273
Long-term debt	4,144				600	(a)	4,774
					30	(c)
Other long-term liabilities	100	288		4	(292)	(d)	100
Partners’ capital	1,939	287	1,152	11	249	(e)	3,058
					(1)	(f)
					871	(g)
					(1,450)	(h)
Accumulated other comprehensive income	10	(3)			(2)	(i)	5
Total partners’ capital	1,949	284	1,152	11	(333)		3,063
Total Liabilities and Partners’ Capital	$6,466	$574	$1,152	$15	$3		$8,210

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

El Paso Pipeline Partners, L.P.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2014
(In Millions, Except Per Unit Amounts)

	Historical
		Acquired Entities			Pro Forma
	Partnership	Southern Gulf	50% Interest in Ruby	CIG Gas Storage	Adjustments		Combined
Revenues	$382	$—	$—	$—	$—		$382
Operating Costs and Expenses
Operations and maintenance	65		—		1	(j)	66
Depreciation and amortization	53						53
Taxes, other than income taxes	22						22
Total Operating Costs and Expenses	140	—	—	—	1		141
Operating income	242	—	—	—	(1)		241

Other Income (Expense)
Earnings from equity investments	3	5	5	1			14
Interest expense, net	(73)				(7)	(k)	(80)
Other, net	1						1
Total Other Income (Expense)	(69)	5	5	1	(7)		(65)
Income tax expense		2		1	(3)	(l)	—
Net Income Attributable to El Paso Pipeline Partners, L.P.	$173	$3	$5	$—	$(5)		$176

Calculation of Limited Partners’ Interest in Net Income Attributable to El Paso Pipeline Partners, L.P:
Income subject to 2% Allocation of General Partner Interest	$173						$176
Less: General Partner’s 2% Interest Allocation	(3)						(4)
Less: General Partner’s Incentive Distribution	(52)						(54)
Limited Partners’ Interest in Net Income	$118						$118
Limited Partners’ Net Income per Unit - Basic and Diluted	$0.54						$0.51
Weighed Average Number of Units Used in Computation of Limited Partners’ Net Income per Unit - Basic and Diluted	218						229

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

El Paso Pipeline Partners, L.P.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2013
(In Millions, Except per Unit Amounts)

	Historical
		Acquired Entities			Pro Forma
	Partnership	Southern Gulf	50% Interest in Ruby	CIG Gas Storage	Adjustments		Combined
Revenues	$1,505	$2	$—	$—	$—		$1,507
Operating Costs and Expenses
Operations and maintenance	329	3	—		3	(j)	335
Depreciation and amortization	198						198
Taxes, other than income taxes	83						83
Total Operating Costs and Expenses	610	3	—	—	3		616
Operating income	895	(1)	—	—	(3)		891

Other Income (Expense)
Earnings from equity investments	13	20	(6)	1			28
Interest expense, net	(300)				(26)	(k)	(326)
Other, net	2						2
Total Other Income (Expense)	(285)	20	(6)	1	(26)		(296)
Income tax expense		4			(4)	(l)	—
Net Income Attributable to El Paso Pipeline Partners, L.P.	$610	$15	$(6)	$1	$(25)		$595

Calculation of Limited Partners’ Interest in Net Income Attributable to El Paso Pipeline Partners, L.P:
Net Income Attributable to El Paso Pipeline Partners, L.P.	$610						$595
Plus: Severance Costs Allocated to General Partner	1						1
Income subject to 2% Allocation of General Partner Interest	$611						$596
Less: General Partner’s 2% Interest Allocation	(12)						(12)
Less: General Partner’s Incentive Distribution	(195)						(205)
Limited Partners’ Interest in Net Income	$404						$379
Limited Partners’ Net Income per Unit - Basic and Diluted	$1.86						$1.66
Weighed Average Number of Units Used in Computation of Limited Partners’ Net Income per Unit - Basic and Diluted	217						228

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

El Paso Pipeline Partners, L.P.
Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

Historical

Partnership

The Partnership’s historical condensed consolidated balance sheet as of March 31, 2014 and historical condensed consolidated statement of income for the three months ended March 31, 2014 are derived from the unaudited consolidated financial statements in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014. The Partnership’s historical condensed consolidated statement of income for the year ended December 31, 2013 is derived from the annual audited consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.

Acquired Entities

Effective at close of business on April 30, 2014, El Paso contributed to the Partnership 100% of the outstanding equity interests in Southern Gulf, which owns a 50% equity interest in Gulf LNG. EP CNG contributed to the Partnership 100% of the outstanding equity interest in CIG Gas Storage, which owns a 47.5% equity interest in Young. EP Ruby transferred its 50% equity interest in Ruby to the Partnership. The historical balance sheets and statements of income of the acquired entities as of and for the three months ended March 31, 2014 have been prepared from the books and records of the Acquired Entities without audit and filed herewith. The historical statements of income of the Acquired Entities for the year ended December 31, 2013 are derived from the audited financial statements of the Acquired Entities filed herewith. Southern Gulf’s and EP Ruby’s equity investments in Gulf LNG and Ruby were recorded at fair value in conjunction with KMI’s acquisition of El Paso in May 2012. This fair value exceeded the underling carrying value of their proportional share of the net assets at Gulf LNG and Ruby.

Offering and Financing Transactions

On May 2, 2014, the Partnership publicly issued 7,820,000 common units including the underwriters’ exercise of their over-allotment option to purchase additional units and issued 159,591 general partner units to KMI for aggregate net proceeds of $247 million. In conjunction with the acquisition, the Partnership also issued 3,059,924 common units (the “Unit Consideration”) to KMI representing limited partner interests in the Partnership and concurrently issued 62,448 general partner units to the General Partner for approximately $2 million in order to maintain its 2% general partner interest of the Partnership. Additionally, on May 2, 2014, the Partnership issued $600 million of 4.3% senior notes due 2024 for net proceeds of $597 million and borrowed approximately $30 million at a variable rate under the Partnership’s $1 billion credit facility. The Partnership used the net proceeds of the debt offering, together with borrowings under its revolving credit facility, the net proceeds from the common unit offering and the proportionate capital contribution by the General Partner to allow it to maintain its 2% general partner interest, as cash consideration for the Drop-Down Transaction and related expenses.

Pro Forma Adjustments

The following adjustments reflect the effect of the Partnership’s increased equity interest ownership as a result of the Drop-Down transaction and related offering and financing transactions:

(a)	Represents the debt and related issuance costs in connection with the issuance of $600 million senior notes due 2024 in connection with the Drop-Down Transaction.

(b)	Represents settlement of an intercompany payable balance of the Acquired Entities as a result of the Drop-Down Transaction.

(c)	Represents the incremental borrowings from the Partnership’s credit facility at a rate of 1.92%.

(d)	Represents the settlement of the Acquired Entities’ deferred tax liabilities with KMI as a result of and concurrent with the Drop-Down Transaction.

(e)
Represents the aggregate net proceeds from public issuance of 7,820,000 common units and issuance of general partner units to the General Partner in order to maintain its 2% general partner interest of the Partnership.

(f)	Represents the transaction costs incurred in connection with the purchase of the assets.

(g)	Represents a capital contribution by the Contributors of the excess of the historical carrying value of the net assets acquired over the consideration paid for the Drop-Down Transaction.

(h)	Represents the elimination of the partners’ capital associated with the Acquired Entities.

(i)	Represents the elimination of the Acquired Entities’ accumulated other comprehensive loss related to income taxes that were settled with KMI as a result of the Drop-Down Transaction.

(j)
Represents operations and maintenance expense previously incurred by EP Ruby in accordance with the terms of an operations and maintenance agreement assumed by the Partnership as a result of the Drop-Down Transaction.

(k)
Represents the adjustment to interest expense related to the debt discussed in (a) and (e) above and related amortization of debt issuance costs. The increase in interest expense was based on a fixed rate of 4.3% for the $600 million debt financing and a rate of 1.92% for the incremental borrowing from the Partnership’s credit facility. The annual impact on interest expense due to a 0.125% change in the interest rate is less than $50 thousand.

(l)
Represents the elimination of acquired assets’ income taxes as the Acquired Entities are no longer subject to federal income taxes or generally to state income taxes as a result of the Drop-Down Transaction.

Pro Forma Earnings Per Unit

Pro forma net income attributable to the Partnership per limited partner unit is computed by dividing the pro forma net income attributable to the Partnership that would have been allocated to the common unitholders by the number of common units which would have been outstanding had the Drop-Down Transaction occurred on January 1, 2013. Common units used in the pro forma calculation for the three months ended March 31, 2014 and for the year ended December 31, 2013 reflect the historical weighted average units outstanding adjusted for the issuances which are related to the Drop-Down Transaction.